UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

CNL LIFESTYLE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51288	20-0183627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

CNL Lifestyle Properties, Inc. (the “Company”) prepares and announces at least annually an estimated net asset value (“NAV”) per share of its common stock. The Company’s last estimated NAV of $5.20 per share, as of December 31, 2014 (the “2014 NAV”), was approved in March 2015 by the Board of Directors (the “Board”) and the Board’s independent directors acting as the Company’s valuation committee. On December 4, 2015, the Company’s Board declared a special distribution in the amount of $1.30 per share, payable to the holders of record of the Company’s common stock as of the close of business on December 4, 2015, for an aggregate total distribution of approximately $422.7 million (the “Special Distribution”). For further information regarding the methodology, calculation and assumptions underlying the 2014 NAV, refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2015. For further information regarding the Special Distribution, refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2015.

The Company now intends to establish and announce an updated estimated NAV per share as of December 31, 2015 (the “2015 NAV”), on or about March 15, 2016, and will hold a webinar on March 17, 2016 at 3:00 p.m., Eastern Time, to present the 2015 NAV. The 2015 NAV will be estimated in accordance with the Company’s valuation policy and following the recommendations of the Investment Program Association, a trade association for non-listed direct investment vehicles (the “IPA”), in IPA Practice Guideline 2013-01, “Valuations of Publicly Registered Non-Listed REITs.” As previously reported, the Company has engaged CBRE Capital Advisors, Inc., an independent investment banking firm (“CBRE Cap”) to assist the Board of Directors and the Audit Committee with determining the 2015 NAV.

CBRE Group, Inc. (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and the world’s largest commercial real estate services and investment firm (in terms of 2015 revenue). CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services.

In addition to the Company’s engagement of CBRE Cap in connection with the 2015 NAV services, during the past three years the Company and various affiliates of the Company have engaged CBRE Cap and other affiliates of CBRE for various real estate-related services and/or to serve as a third-party valuation advisor. The Company anticipates that affiliates of CBRE will continue to provide similar services to the Company and its affiliates in the future. In addition, the Company may in its discretion engage CBRE Cap to assist the Board of Directors and/or the Audit Committee in future determinations of the Company’s estimated NAV per share. The Company is not affiliated with CBRE, CBRE Cap or any of their affiliates. While the Company or other affiliates of the Company have engaged and may engage in the future CBRE, CBRE Cap or their affiliates for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of CBRE Cap. In the ordinary course of its business, CBRE and its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2016		CNL LIFESTYLE PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Tammy J. Tipton
Tammy J. Tipton Chief Financial Officer and Treasurer